Exhibit 10.51

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of October 1, 2015 (“Effective Date”), by and between DTS, Inc. (“Company”) and Geir Skaaden (“Executive”).

In consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1.Employment. Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.Duties.

2.1    Position. Executive is employed as Executive Vice President, Corporate Business Development, Digital Content and Media Solutions, and shall have the duties and responsibilities assigned by Company’s Chief Executive Officer as may be reasonably assigned to Executive from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. Subject to Section 7.3, Company reserves the right to modify Executive’s duties at any time in its sole and absolute discretion provided that the duties assigned are consistent with the position of Executive Vice President.

2.2    Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company.

2.3    Work Location. Executive’s principal place of work shall be located in Calabasas, California, or such other location as Company may direct from time to time, subject to Section 7.3.

3.    Term.

3.1    Initial Term. The Agreement shall be for an initial term commencing on the Effective Date set forth above and continuing for a period of three (3) years following such date (“Initial Term”).

3.2    Renewal. On expiration of the Initial Term specified in subsection 3.1 above, this Agreement will automatically renew for subsequent one year terms (“Renewal Terms”) unless Company provides Executive with advance written notice of its intent not to renew at least 180 days prior to the scheduled expiration date. In the event Company gives notice of nonrenewal pursuant to this subsection 3.2, this Agreement will (a) expire at the end of the then current term and (b) provided that Executive continues to fulfill Executive’s duties set forth in this Agreement in all material respects prior to expiration, Executive shall, if Executive complies with the Severance Conditions (defined below in subsection 7.2), (x) be paid six (6) months of Executive’s Base Salary then in effect on the date of expiration, payable in a lump sum sixty (60) days following the termination date and (y) receive up to twelve (12) months of senior executive level outplacement services paid by Company provided, however, that no cash payment will be made to Executive in lieu of such services.

3.3    The Initial Term or any subsequent Renewal Terms may be earlier terminated in accordance with section 7 below.

4.    Compensation.

4.1    Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive a Base Salary of two hundred and ninety thousand ($290,000.00) per year, payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will be entitled to Executive’s then in effect Base Salary prorated to the date of termination.

4.2    Incentive Compensation. Executive will be eligible to participate in Company’s Annual Cash Incentive Compensation Plan and any other short-term incentive compensation plans established for senior executives by the Board of Directors of Company (the “Board of Directors”) and/or the Compensation Committee of the Board of Directors (the “Compensation Committee”) from time to time. Executive will also be eligible to participate in any long-term incentive programs established for senior executives by the Board of Directors and/or the Compensation Committee. Company reserves the right to modify such incentive plans from time to time.

4.3    Performance and Salary Review. Company will periodically review Executive’s performance and salary on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made by Company in its sole and absolute discretion.

5.    Benefits. Executive will be eligible to participate in employee benefit plans generally available to senior executives of Company subject to the terms and conditions of Company’s benefit plan documents. Company reserves the right to change or eliminate the benefits at any time. Executive will be eligible to accrue up to 160 hours of vacation benefits per year in accordance with Company’s vacation policy.

6.    Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company in accordance with Company’s policies.

7.    Termination of Executive’s Employment. The parties acknowledge that either party may terminate the employment relationship at any time in accordance with this Section 7.

7.1    Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (a) Executive’s (i) being indicted for or charged with a felony under applicable law or (ii) conviction of, or plea of guilty or nolo contendere to a misdemeanor where imprisonment is imposed (other than for a traffic-related offense); (b) perpetration by Executive of (i) an illegal act, dishonesty, or fraud that could cause economic injury to Company or any subsidiary or (ii) any act of moral turpitude; (c) Executive’s insubordination or refusal to perform Executive’s duties or responsibilities (for any reason other than illness or incapacity) or unsatisfactory performance of Executive’s duties or responsibilities for Company or any subsidiary; (d) Executive’s willful misconduct or gross negligence with regard to Company or any subsidiary; (e) Executive’s unlawful appropriation of a material corporate opportunity; (f) Executive’s breach of any agreement with Company or any of its affiliates, including any confidentiality or other restrictive covenant agreement entered into between Executive and Company or any of its affiliates; (g) Executive’s inability to perform the essential functions of Executive’s position due to a mental or physical “disability;” or (h) Executive’s death. For purposes of the preceding sentence, “disability” is defined as a condition which would entitle Executive to Long Term Disability benefits under Company’s applicable Long Term Disability Plan. Termination for “disability” under this Agreement will be to the extent permitted by applicable law. In the event of termination based on Section 7.1(b), (c) or (f), Executive will have fifteen (15) days from receipt of notice from Company to cure the issue, if determined curable by Company in its sole discretion. In the event Executive’s employment is terminated in accordance with this subsection 7.1, Executive shall be entitled to receive only Executive’s Base Salary then in effect, prorated to the date of termination and all benefits accrued through the date of termination, including any vested equity compensation awards (“Accrued Benefits”). All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In the event of Executive’s termination of employment by Company for Cause, Executive will not be entitled to receive the Severance Package.

7.2    Termination Without Cause by Company/Severance. Company may terminate Executive’s employment under this Agreement without Cause at any time on thirty (30) days’ advance written notice to Executive. In the event of such termination, Executive will receive Executive’s Base Salary then in effect, prorated to the date of termination, and Accrued Benefits. In addition, Executive will receive a “Severance Package” that shall include (a) a “Severance Payment” equivalent to twelve (12) months of Executive’s Base Salary then in effect on the date of termination, payable in a lump sum 60 days following the termination date; (b) payment by Company of the premiums required to continue Executive’s group health care coverage for a period of twelve (12) months following Executive’s termination, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that Executive elects to continue and remains eligible for these benefits under COBRA, and does not become eligible for health coverage through another employer during this period; (c) full acceleration of vesting of Executive’s then outstanding stock options and any restricted stock units or awards granted prior to 2011 (excluding in all cases any awards with performance based vesting, which will be governed by the applicable documents governing such awards) and an extension of the exercise period of Executive’s stock options or stock appreciation rights grants until the earlier of (i) five (5) years from the date of Executive’s termination, or (ii) the remaining life of the equity grants; and (d) twelve (12) months of senior executive outplacement services provided by an outplacement vendor selected by Company, provided, however, that no cash payment will be made to Executive in lieu of such services. Executive will only receive the Severance Package if Executive: (x) complies with all surviving provisions of this Agreement as specified in subsection 13.8 below; (y) executes a full, unilateral, general release of all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive’s employment or termination of employment with Company (in a form substantially similar to that attached hereto as Exhibit A), and such release has become effective in accordance with its terms prior to the 60th day following the termination date and (z) agrees as part of the release agreement to not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company ((x)-(z) are collectively referred to as “Severance Conditions”). All other Company obligations to Executive will be automatically terminated and completely extinguished.

7.3    Voluntary Resignation by Executive for Good Reason/Severance. Executive may voluntarily resign Executive’s position with Company for Good Reason. Executive shall provide notice to Company of the existence of Good Reason and the condition giving rise thereto within ninety (90) days of the initial existence of such condition and Company shall have thirty (30) days following such notice to remedy such condition. If Company does not remedy the condition, Executive must terminate employment within thirty (30) days following the expiration of Company’s cure period. Executive’s right to terminate Executive’s employment for Good Reason shall not be affected by Executive’s incapacity due to physical or mental illness. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. In the event of Executive’s resignation for Good Reason, Executive will be entitled to receive Executive’s Accrued Benefits and the Severance Package, provided Executive complies with the Severance Conditions. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events or conditions, without Executive’s express written consent (which consent may be denied, withheld or delayed for any reason): (a) a material reduction in Executive’s duties, authority or responsibilities; (b) a material reduction by Company in Executive’s annual base salary or annual cash bonus opportunity as in effect as of the date hereof (other than a reduction of not more than fifteen percent (15%) that generally applies to all Company officers); (c) the relocation of Executive’s principal place of employment to a location more than 30 miles from Executive’s principal place of employment immediately prior to Executive’s termination; or (d) any action or inaction that constitutes a material breach by Company of the Agreement.

7.4    Voluntary Resignation by Executive Without Good Reason. Executive may voluntarily resign Executive’s position with Company without Good Reason, at any time on thirty (30) days’ advance written notice. In the event of Executive’s resignation without Good Reason, Executive will be entitled to receive only

Executive’s Accrued Benefits. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished upon termination.

7.5    Pay in Lieu of Notice Period. Should Company terminate Executive’s employment without Cause or Executive resign Executive’s employment with or without Good Reason upon thirty (30) days’ advance written notice, (i) Company reserves the right to immediately relieve Executive of all job duties, positions and responsibilities and (ii) if the termination is by the Company without Cause, if Executive complies with the Severance Conditions, provide Executive with payment of Executive’s then current Base Salary in lieu of any portion of the notice period, payable in a lump sum sixty (60) days following the termination date.

7.6    Resignation of Board or Other Positions. Should Executive’s employment terminate for any reason, Executive agrees to immediately resign all other positions (including board membership) Executive may hold on behalf of Company.

7.7    Termination Upon a Change of Control

(a)    Severance. If within the period that is three (3) months prior to or twenty-four (24) months following a Change of Control (as that term is defined below), Executive’s employment is terminated by Company, or any successor in interest, other than for Cause (as defined in subsection 7.1 above) or if within 24 months following a Change of Control Executive resigns for Good Reason, Executive shall be entitled to receive a “CoC Severance Package” that shall include the following: (i) a payment equivalent to 1.5 times the sum of (A) Executive’s then current annualized base salary; plus (B) the greater of (x) Executive’s most recently received annual bonus or (y) the average of Executive’s annual bonus of the prior three years immediately preceding the termination date, which shall be payable in a lump sum 60 days following the termination date; (ii) payment by Company of the premiums required to continue Executive’s group health care coverage for a period of eighteen (18) months following Executive’s termination, under the applicable provisions of COBRA, provided that Executive elects to continue and remains eligible for these benefits under COBRA, and does not become eligible for health coverage through another employer during this period; (iii) full acceleration of vesting of Executive’s then outstanding equity compensation awards (excluding any awards with performance based vesting, except to the extent such acceleration is specifically provided for pursuant to the grant documents) and an extension of the exercise period of Executive’s stock options or stock appreciation grant rights until the earlier of (A) five (5) years from the date of Executive’s termination, or (B) the remaining life of the equity grants; and (iv) twelve (12) months of senior executive outplacement services provided by an outplacement vendor selected by Company, provided, however, that no cash payment will be made to Executive in lieu of such services. For purposes of this Section 7.7(a), Executive will only receive the CoC Severance Package, if Executive complies with the Severance Conditions and, to the extent Executive sells all of Executive’s ownership interest in Company as part of the transaction, Executive agrees to enter into a mutually agreeable agreement with the purchaser not to compete or solicit Company customers for a period of twelve (12) months following the Change of Control.

(b)    280G. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the severance benefits provided for in this Section 7.7, together with any other payments and benefits which Executive has the right to receive from Company and other person or entity (the “Aggregate Severance”), would be subject to the excise tax imposed by Section 4999 of the Code, including any interest and penalties imposed with respect to such excise tax (the “Excise Tax”), then the severance benefits provided thereunder shall be either (1) reduced (but not below zero) so that the present value of the Aggregate Severance equals the Safe Harbor Amount (as defined below) and so that no portion of the Aggregate Severance shall be subject to the Excise Tax, or (2) paid in full, whichever produces the better net after-tax position to Executive (taking into account the Excise Tax and any other applicable taxes).

The determination as to whether any such reduction in the Aggregate Severance is necessary shall be made initially by Company in good faith. If applicable, the reduction of the amounts payable hereunder in accordance with clause (1) of the first sentence of the preceding paragraph shall be made in the following order and in such a manner as to maximize the value of the Aggregate Severance paid to Executive (i) cash severance pay that is exempt from Section 409A, (ii) any payments intended to pay for continued medical benefits under COBRA, (iii) any other cash severance pay, (iv) any other cash payable that is a severance benefit, (v) any restricted stock or restricted stock units, and (vi) stock options. If the Aggregate Severance is reduced in accordance with the preceding sentence and through error or otherwise the Aggregate Severance exceeds the Safe Harbor Amount, Executive shall immediately repay such excess to the Employer upon notification that an overpayment has been made.

For purposes of this Section 7.7(b), “Safe Harbor Amount” means an amount equal to one dollar ($1.00) less than three (3) times Executive’s “base amount” for the “base period,” as those terms are defined under Section 280G of the Code.

(c)    Change of Control. A Change of Control is defined as any one of the following occurrences: (i) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires securities holding 30% or more of the total combined voting power or value of Company, (ii) a merger or consolidation in which Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of Company or their relative stock holdings), or (iii) as a result of or in connection with a contested election of Company Directors, the persons who were Company Directors immediately before the election cease to constitute a majority of the Board of Directors.

7.8    Termination of Employment Upon Nonrenewal. In the event Company decides not to renew this Agreement for a subsequent one year term in accordance with subsection 3.2 above, this Agreement will expire, Executive’s employment with Company will terminate and Executive will only be entitled to Executive’s Accrued Benefits through the last day of the current term, together with any payments required under Section 3.2. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished upon such termination.

7.9    Application of Section 409A.

(a)    Notwithstanding anything set forth in this Agreement to the contrary, to the extent required to avoid the imposition of additional taxes and penalties under Section 409A of the Code, amounts payable under this Agreement on account of any termination of employment shall only be paid if Executive experiences a “separation from service” as defined in Section 409A of the Code and the regulatory and other guidance issued thereunder (the “Section 409A Regulations”). Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. No interest shall be due on any amounts deferred pursuant to this Section 7.9. To the extent that any Severance Payments are deferred compensation under the Section 409A Regulations, and are not otherwise exempt from the application of the Section 409A Regulations, then, if the period during which Executive may consider and sign the release spans two calendar years, the Severance Payments will not be made or begin until the later calendar year.

(b)    Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

(c)    Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made as soon as reasonably practicable, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d)    For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

8.    Non-competition. Executive agrees that during Executive’s employment with Company, Executive will not, without the prior written consent of Company, directly or indirectly, or by action in concert with others, own, manage, operate, join, control, finance or participate in, or participate in the ownership, management, operation, control or financing of, or be connected as a principal, agent, representative, consultant, employee, investor, owner, partner, manager, joint venturer or otherwise with, or permit Executive’s name to be used by or in connection with, any business, company, function of a company, enterprise, entity or engagement, whose primary offering or focus is related to digital audio solutions or digital radio.  Notwithstanding the foregoing, this Agreement shall not prevent Executive’s beneficial ownership for investment purposes of two percent (2%) or less of any class of equity securities of any company which are registered under Section 12 of the Securities Exchange Act of 1934, as amended.

9.    Confidentiality and Proprietary Rights. As a condition of continuing employment, Executive agrees to read, sign and abide by Company’s Proprietary Information and Inventions Agreement, which is provided with this Agreement and incorporated herein by reference.

10.    Dispute Resolution. Except as provided in Paragraph 11 herein, any dispute arising under or related to this Agreement must be resolved in accordance with Company’s Mutual Arbitration Agreement, which will be provided to Executive under separate cover and which Executive must execute on or before the Effective Date as a condition to the effectiveness of this Agreement.

11.    Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in sections 8‑9 would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting any bond or other security.

12.    Cooperation. Following the termination of Executive’s employment with Company for any reason, Executive agrees to reasonably cooperate with Company upon reasonable request of the Board of Directors and to be reasonably available to Company with respect to matters arising out of Executive’s services to Company.  Company shall reimburse Executive for all commercially reasonable out-of-pocket expenses incurred by Executive in providing such cooperation to Company (including reasonable legal fees incurred by Executive approved in writing, in advance, by Company) upon presentation of supporting documentation as Company may reasonably require.  Reimbursement shall be made in accordance with the applicable policy of Company then in effect.

13.    General Provisions.

13.1    Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

13.2    Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.3    Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

13.4    Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.5    Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.6    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in Los Angeles, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

13.7    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

13.8    Survival. Sections 8 (“Non-competition”), 9 (“Confidentiality and Proprietary Rights”), 10 (“Dispute Resolution”), 11 (“Injunctive Relief”), 12 (“Cooperation”), 13 (“General Provisions”) and 14 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.

14.    Entire Agreement. This Agreement, including the Proprietary Information and Inventions Agreement and the Mutual Arbitration Agreement, incorporated herein by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Board of Directors of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

/s/ JON E. KIRCHNER
Jon Kirchner
Chairman & Chief Executive Officer
DTS, Inc.
Dated: 10/2/2015
By: /s/ GEIR SKAADEN
Geir Skaaden

Exhibit A
Separation Agreement

1.General Release by Executive. Pursuant to this agreement (“Separation Agreement”), Executive unconditionally, irrevocably and absolutely releases and discharges Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Company, past and present, as well as Company’s employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Executive’s employment with Company, the termination of Executive’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Executive’s employment with Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims arising under local state or federal law, including, but not limited to alleged violations of the California Labor Code, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Family Rights Act, and the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses. Executive expressly waives Executive’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Executive or on Executive’s behalf, related in any way to the matters released herein. However, this general release is not intended to bar any claims that, by statute, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, statutory indemnity, any challenge to the validity of Executive’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Separation Agreement; any claims for payment or benefits under the Separation Agreement; any claim or cause of action for indemnification pursuant to any applicable indemnification agreement, any D&O insurance policy applicable to Executive and/or Company's certificates of incorporation, charter and by-laws or any claim for contribution or any rights Executive may have to vested benefits under any health and welfare plans or other employee benefit plans or programs sponsored by Company.

Executive acknowledges that Executive may discover facts or law different from, or in addition to, the facts or law that Executive knows or believes to be true with respect to the claims released in this Separation Agreement and agrees, nonetheless, that this Separation Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

Executive declares and represents that Executive intends this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Executive intends the release herein to be final and complete. Executive executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

2.California Civil Code Section 1542 Waiver. Executive expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

3.Representation Concerning Filing of Legal Actions. Executive represents that, as of the date of this Separation Agreement, Executive has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Company or any of the other Released Parties in any court or with any governmental agency.

4.Nondisparagement. Executive agrees that Executive will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company or any of the other Released Parties. Company agrees that Company will direct its officers and directors not to make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputation, practices or conduct of Executive.

5.Confidentiality and Return of Company Property. Executive understands and agrees that as a condition of receiving the Severance Package (as provided for in Executive’s employment agreement, effective October 1, 2015), all Company property must be returned to Company on or before the Separation Date. By signing this Separation Agreement, Employee represents and warrants that Executive has returned to Company on or before the Separation Date, all Company property, data and information belonging to Company and agrees that Executive will not use or disclose to others any confidential or proprietary information of Company or the Released Parties. In addition, Executive agrees to keep the terms of this Separation Agreement confidential between Executive and Company, except that Executive may tell Executive’s spouse, attorney or accountant, if any.

6.Continuing Obligations. Executive further agrees to comply with the continuing obligations regarding confidentiality set forth in the surviving provisions of Company’s Proprietary Information and Inventions Agreement previously signed by Executive.

7.No Admissions. By entering into this Separation Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

8.Older Workers’ Benefit Protection Act. This Separation Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Executive is advised to consult with an attorney before executing this Separation Agreement.

8.1    Acknowledgments/Time to Consider. Executive acknowledges and agrees that (a) Executive has read and understands the terms of this Separation Agreement; (b) Executive has been advised in writing to consult with an attorney before executing this Separation Agreement; (c) Executive has obtained and considered such legal counsel as Executive deems necessary; (d) Executive has been given twenty-one (21) days to consider whether or not to enter into this Separation Agreement (although Executive may elect not to use the full 21‑day period at Executive’s option); and (e) by signing this Separation Agreement, Executive acknowledges that Executive does so freely, knowingly, and voluntarily.

8.2    Revocation/Effective Date. This Separation Agreement shall not become effective or enforceable until the eighth day after Executive signs this Separation Agreement. In other words, Executive may revoke Executive’s acceptance of this Separation Agreement within seven (7) days after the date Executive signs it. Executive’s revocation must be in writing and received by DTS, Inc. on or before the seventh day in order to be effective. If Executive does not revoke acceptance within the seven (7) day period, Executive’s acceptance of this Separation Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The Severance Package will become due and payable after the Effective Date, provided Executive does not revoke.

8.3    Preserved Rights of Executive. This Separation Agreement does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act that arise after the execution of this Separation Agreement. In addition, this Agreement does not prohibit Executive from challenging the validity of this Separation Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

9.Severability. In the event any provision of this Separation Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

10.Full Defense. This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Executive in breach hereof.

11.Applicable Law. The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.

12.Entire Agreement; Modification. This Separation Agreement, including the surviving provisions of Company’s Proprietary Information and Invention Agreement previously executed by Executive, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. This Separation Agreement may be amended only by a written instrument executed by all parties hereto.